UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2011

CHINA SHOUGUAN MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-167964 (Commission File Number)	27-2513824 (IRS Employer Identification No.)

6009 Yitian Road New World Center Rm. 3207 Futian District, Shenzhen People's Republic of Cina (Address of principal executive offices)	None (Zip Code)

Registrant’s telephone number, including area code: 0086-755-82520008

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

____Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement; Amendment of a Material Definitive Agreement

Dayuan Gold Mine Lease Agreement

On May 6, 2011, China Shouguan Mining Corporation (the “Company”), through its variable interest entity, Yantai Jinguan Investment Co., Ltd. (“Yantai”), entered into a lease agreement regarding Dayuan Gold Mine (the “Lease Agreement”) with Longkou Dayuan Gold Mining Co. Ltd., an unrelated third party being the legal owner and holding the mining license of the Dayuan gold mine (the “Lease Property”). Under the terms of the Lease Agreement, Yantai agrees to pay an annual leasing fee of RMB13million in exchange for the right to manage and operate the Lease Property for a term of 10 years, commencing on April 1, 2011 and ending on April 1, 2021.

Equipment Transfer Agreement

On May 6, 2011, the Company, through its variable interest entity, Yantai Jinguan Investment Co., Ltd. (“Yantai”), entered into an equipment transfer agreement (the “Transfer Agreement”) with Longkou Datong Industry and Trade Co., Ltd. (“Longkou”), an unrelated third party, regarding the transfer of scheduled assets and auxillary equipment originally owned by Longkou and used in the operation of the Dayuan gold mine. Under the Transfer Agreement, Yantai agrees to purchase from Longkou and Longkou agrees to transfer to Yantai the assets and auxiliary equipment at an agreed upon price of RMB15,000,000.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Dayuan Gold Mine Lease Agreement and the Equipment Transfer Agreement, or the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the English Translation of the Dayuan Gold Mine Lease Agreement and the Equipment Transfer Agreement attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Exhibit No.	Exhibit Description

10.1 10.2	Dayuan Gold Mine Lease Agreement Equipment Transfer Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2011	CHINA SHOUGUAN MINING CORP. (Registrant)
/s/ Feize Zhang
By: Feize Zhang, Chairman and Chief Executive Officer